JOHN HANCOCK SERIES TRUST

John Hancock Real Estate Fund

Instrument Changing Names of Series of the Trust

The undersigned, being a majority of the Trustees of John Hancock Series Trust, a Massachusetts business trust (the "Trust"), hereby amend the Trust's Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time, to the extent necessary to reflect the change of the name of John Hancock Real Estate Fund to John Hancock Global Real Estate Fund.

The Declaration of Trust is hereby amended to the extent necessary to reflect the change of name of a series, effective December 10, 2007.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have executed this instrument on the 4th day of December, 2007.

/s/James R. Boyle	/s/Dr. John A. Moore
James R. Boyle	Dr. John A. Moore

/s/James R. Boyle	/s/Patti McGill Peterson
James F. Carlin	Patti McGill Peterson

/s/James R. Boyle	/s/steven R. Pruchansky
William H. Cunningham	Steven R. Pruchansky

/s/Chalres L. Ladner
Charles L. Ladner

The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.